Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces First Quarter 2010 Results
- Adjusted Diluted EPS Grew 38% to $0.58 –
- Currency Narrows 2010 Adjusted EPS Guidance Range to $2.19 to $2.35 -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA April 29, 2010 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its results for the first quarter of 2010.  Summary comparative results were as follows:

	Three Months Ended March 31
($ millions, except per-share data )	2010	2009

Net Sales	$274.7	$242.4
Gross Profit	82.2	69.3
Reported Operating Profit	28.9	21.2
Adjusted Operating Profit (1)	29.5	21.9
Reported Diluted EPS	$0.57	$0.46
Adjusted Diluted EPS(1)	$0.58	$0.42

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated sales grew by $32.3 million, or 13.3%, in the first quarter versus the same prior year period, including $9.8 million, or 4.0 percentage points, due to the favorable effects of foreign currency translation. Excluding currency translation effects, consolidated sales were $22.5 million, or 9.3%, higher than in the prior-year quarter. The increase came on improvements in both business segments, as the broad-based increases in demand experienced in the fourth quarter of 2009 continued into the current period.    Pharmaceutical Packaging Systems revenue improved on strong sales of high-value components, as well as residual sales of products for H1N1 flu vaccinations.  Sales gains in Pharmaceutical Delivery Systems reflected an overall strengthening in contract manufacturing and the effects of a 2009 business acquisition.

Consolidated gross profit margin was 29.9% in the quarter, compared to 28.6% in the first quarter of 2009.  The increase was driven by the improved sales volume, the composition of sales, production efficiencies, and higher prices, which together significantly outpaced higher material and depreciation costs. For the quarter, combined spending on R&D and SG&A was higher, but 0.5 percentage points lower as a percentage of sales than in the prior-year period, which contributed to the improvement in operating profit and Adjusted Diluted EPS.  $1.1 million of higher research spending was attributed primarily to recent acquisitions and to key product development programs in Pharmaceutical Delivery Systems. Consolidated SG&A costs were $3.7 million higher than in the comparable 2009 quarter, primarily due to currency translation and higher incentive and stock-based compensation costs, net of $0.5 million in lower pension costs.

Executive Commentary

“Our strong finish in 2009 carried into the first quarter, with significantly improved sales and earnings growth when compared to the first quarter of 2009,” said Donald E. Morel Jr., PhD, the Company’s Chairman and Chief Executive Officer. “The sales improvements were broad-based, with both business units and virtually all product categories experiencing some growth. Our backlog strengthened despite many customers continuing inventory and working capital containment initiatives, resulting in shorter lead times and smaller individual order quantities for us. Ongoing efficiency projects within our operations, along with tight management of discretionary spending, also contributed to our improved earnings.”

“Looking forward to the remainder of the year, we expect the changes we have seen in order patterns to become the norm, effectively reducing our visibility beyond 1-2 quarters. Taking into account our strong first quarter, the effects of a stronger dollar and current sales visibility, we are narrowing our 2010 Adjusted Diluted EPS guidance to between $2.19 and $2.35. Unlike 2009, we expect that our 2010 results will return to our historic seasonality, with the first six months showing stronger sales and earnings versus the second half of the year.”

Pharmaceutical Packaging Systems Segment

Pharmaceutical Packaging Systems sales were 12.8% higher at $198.9 million and operating profit was $39.8 million, in the first quarter of 2010 compared to $176.4 million in sales and $28.9 million of operating profit in the comparable 2009 quarter. Favorable foreign currency translation accounted for $8.8 million, or 5.0 percentage points of the increase in sales, and contributed $1.5 million to the increase in operating profit. At constant exchange rates, domestic sales grew at 12.6% and international sales grew 4.7%, led by continued strong sales growth in the smaller Asian and South American businesses.

On a product basis and excluding currency effects, sales of high-value products, including those incorporating Westar® processing, Envision™ inspection, and FluroTec® and Teflon® coatings, contributed the largest share of the $13.7 million in overall growth compared to the first quarter of 2009. Those sales increases were for products supporting customers’ non-seasonal vaccines, insulin, and associated diabetes therapies, and also included $2.8 million in H1N1-related sales.  Increased IV component sales contributed to a modest $1.2 million increase in sales of disposable medical device components. The net effect of changing selling prices was $1.4 million of additional revenue.

Gross profit was $69.2 million in the first quarter, compared to $56.4 million in the same period in 2009, and gross profit margin improved 2.8 percentage points, to 34.8%, when compared to the 2009 period.  Those improvements were most significantly driven by production cost efficiencies, improved profitability of the overall sales mix and higher prices, partially offset by higher depreciation costs.  Changes in material costs were not a significant factor.

SG&A costs increased only $0.7 million compared to the prior-year quarter, to $26.3 million. $1.2 million of unfavorable currency translation effects and $0.5 million of higher depreciation costs were substantially offset by lower consulting and recruitment and training costs.  R&D costs were higher at $2.2 million, compared to $2.0 million in the prior-year period. As a result, operating profit was $39.8 million, or 37.7% higher than the $28.9 million reported in the first 2009 quarter, or 32.5% higher excluding the effects of currency translation.

Pharmaceutical Delivery Systems Segment

Segment sales for Pharmaceutical Delivery Systems were $76.9 million in the first quarter, or 13.9% higher than the $67.5 million recorded in the first quarter of 2009.  Currency translation accounted for $1.0 million, or 1.6 percentage points, of the growth, and $3.9 million was attributed to the safety syringe business acquired in the third quarter of 2009.  Excluding those changes, the remaining $4.5 million of sales increase was attributed to stronger contract manufacturing sales associated with a customer’s new product launch of an auto-injector, increased demand for printer ink cartridges, and favorable trends in demand for several customers’ over-the-counter medications and for disposable healthcare products. These were partially offset by revenue losses associated with a customer’s withdrawal of an OTC product from the market in 2009 and continued lower demand for certain consumer products.  Approximately 85% of segment sales are contract manufacturing sales and 15% are for proprietary products, primarily for safety and administration products, including drug reconstitution aids.

Gross profit was substantially unchanged at $13.0 million compared to the first quarter of 2009, and gross profit margin declined 2.1 percentage points, to 17.0%, from the same period last year.  Approximately 1.4 percentage points of the decline in gross margin was due to the inclusion of the recently acquired safety syringe business, which contributed approximately $3.9 million of sales and no gross profit. Those sales are pursuant to a contract that was assumed in connection with the acquisition.  Excluding that effect, gross margin would have been approximately 0.7 percentage points lower than the prior-year period, due primarily to a somewhat less profitable mix of contract manufacturing business.

Research and development costs increased by $0.9 million as investments in proprietary products continued to ramp up, including the $0.4 million of R&D spending associated with recently acquired businesses.  Other SG&A costs were $1.4 million higher as a result of staffing associated with the organizational realignment, the 2009 business acquisition and costs associated with upgrading and centralizing certain human resources functions. As a result, operating profit was $1.9 million lower in the current quarter when compared to the prior-year period.

Corporate and Other

U.S. pension expense decreased by $0.5 million in the first quarter, to $3.6 million, as a result of the re-measurement of pension costs at the beginning of the year, including the effects of increased asset balances associated with improved 2009 investment returns, partially offset by increases in the present values of pension obligations associated with lower, market-based discount rates.  Similar quarterly decreases are expected during the remainder of the year.

Stock-based compensation expense increased by $0.9 million compared to the prior-year quarter due primarily to the effects of changes in the Company’s share price, which increased during the current quarter and had decreased during the same period last year. Other unallocated corporate general and administrative costs were $1.0 million higher in the quarter due to increased performance-based compensation costs for 2010, higher external consulting services, primarily relating to business development activities, and higher depreciation.

Net interest expense of $3.9 million was $0.3 million higher in the 2010 quarter as a result of reduced capitalization of interest and lower yields on cash balances. Excluding the tax effects of items described in “Restructuring and Other Items”, the quarterly effective tax rate on Adjusted Earnings(1) was 24.9% in the current period, compared to 24.6% on Adjusted Earnings(1) in the prior-year period, due primarily to the 2009 expiration of the U.S. tax credit for research activities.

Restructuring and Other Items

In the fourth quarter of 2009, West announced a restructuring plan for certain U.S. businesses, including the expectation that costs of between $1.0 million and $2.0 million would be incurred during 2010.  During the first quarter of 2010, $0.6 million of restructuring costs were incurred, or $0.4 million after-tax.  The Company expects to incur between $1.0 million and $1.5 million in related restructuring charges during the remainder of 2010.

Included in the reported results for the prior-year quarter were pre-tax charges of $0.7 million, or $0.4 million after-tax, which were incurred pursuant to an operational restructuring plan, announced during the fourth quarter of 2007, for the then Tech Group segment, which is now part of the Pharmaceutical Delivery Systems Segment.  Also included in results for the first quarter of 2009 was $1.7 million of after-tax benefits from the reduction in tax contingency reserves originating in other periods.

Financial Guidance

The Company’s updated revenue and earnings expectations for calendar year 2010 are summarized as follows:

($ millions, except Adjusted Diluted EPS)	Revenue	Gross Profit %
Pharmaceutical Packaging Systems Segment	$770 - $790	34.3%
Pharmaceutical Delivery Systems Segment	$320 - $330	21.2%
Consolidated	$1,090 - $1,120	30.5%
Adjusted Diluted EPS (1)	$2.19 - $2.35

(1)
See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.36 for the remainder of 2010.

As a result of the atypical sales seasonality during 2009 calendar year results, the Company expects that second half 2010 comparisons to 2009 will be less favorable than comparative results in the first quarter and first half of 2010.  The Company expects Adjusted Diluted EPS in the second calendar quarter of 2010 to be in the range of 8% to 10% higher than the $0.58 of Adjusted Diluted EPS in the second quarter of 2009.

During 2010, the Company expects to recognize pre-tax charges of between $1.5 million and $2.0 million pursuant to the restructuring plan announced in November 2009, including the $0.6 million reported in the first quarter and described in “Restructuring and Other Items.” These charges are excluded from the guidance for 2010 Adjusted Diluted EPS.

The Company continues to expect that capital spending will be between $115 million and $130 million during 2010.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call, please dial 866-383-8009 (U.S.) or 617-597-5342 (International). The pass-code is 66021043.

The Company will employ a slide presentation in connection with the conference call.  The slide presentation and a live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the software required to view the slide presentation and listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 13, 2010, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 80452477.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended
	March 31, 2010		March 31, 2009
Net sales	$274.7	100%	$242.4	100%
Cost of goods and services sold	192.5	70	173.1	71
Gross profit	82.2	30	69.3	29
Research and development	5.4	2	4.3	2
Selling, general and administrative expenses	46.6	17	42.9	18
Restructuring and other items	0.6	-	0.7	-
Other expense, net	0.7	-	0.2	-
Operating profit	28.9	11	21.2	9
Interest expense, net	3.9	2	3.6	2
Income before income taxes	25.0	9	17.6	7
Income tax expense	6.2	2	2.5	1
Equity in net income of affiliated companies	1.0	-	0.3	-
Net income	$19.8	7%	$15.4	6%

Net income per share:
Basic	$0.60		$0.47
Assuming dilution	$0.57		$0.46

Average common shares outstanding	33.1		32.7
Average shares assuming dilution	36.5		36.1

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended
	March 31
Net Sales:	2010	2009
Pharmaceutical Packaging Systems	$198.9	$176.4
Pharmaceutical Delivery Systems	76.9	67.5
Eliminations	(1.1)	(1.5)
Consolidated Total	$274.7	$242.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$39.8	$28.9
Pharmaceutical Delivery Systems	1.2	3.1
U.S. pension expense	(3.6)	(4.1)
Stock-based compensation expense	(2.3)	(1.4)
General corporate costs	(5.6)	(4.6)
Restructuring and other items	(0.6)	(0.7)
Consolidated Total	$28.9	$21.2

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2010
(in millions, except per share data)

	As Reported March 31, 2010	Restructuring	Non-GAAP March 31, 2010
Operating profit	$28.9	$0.6	$29.5
Interest expense, net	3.9	-	3.9
Income before income taxes	25.0	0.6	25.6
Income tax expense	6.2	0.2	6.4
Equity in net income of affiliated companies	1.0	-	1.0
Net income	$19.8	$0.4	$20.2

Net income per diluted share	$0.57	$0.01	$0.58

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2009
(in millions, except per share data)

	As Reported March 31, 2009	Restructuring	Tax benefits	Non-GAAP March 31, 2009
Operating profit	$21.2	$0.7	$-	$21.9
Interest expense, net	3.6	-	-	3.6
Income before income taxes	17.6	0.7	-	18.3
Income tax expense	2.5	0.3	1.7	4.5
Equity in net income of affiliated companies	0.3	-	-	0.3
Net income	$15.4	$0.4	$(1.7)	$14.1

Net income per diluted share	$0.46	$0.01	$(0.05)	$0.42

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs. We believe that investors’ understanding of our performance is enhanced by disclosing these non-GAAP financial measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring Charges:  During the first quarter of 2010, we incurred pre-tax restructuring charges of $0.6 million ($0.4 million after tax, or $0.01 per diluted share) as part of our restructuring plan announced in the fourth quarter of 2009.

During the first quarter of 2009, we incurred pre-tax restructuring charges of $0.7 million ($0.4 million after tax, or $0.01 per diluted share) as part of a 2007 plan to rationalize the plant capacity and workforce of our former Tech Group segment, which is now considered part of Delivery Systems.

Tax Benefits:  During the first quarter of 2009, we recognized a discrete tax provision benefit of $1.7 million (or $0.05 per diluted share) principally resulting from the completion of a tax audit and the expiration of open tax periods in certain foreign tax jurisdictions.

(2)	Reconciliation of 2010 Adjusted Guidance to 2010 Reported Guidance is as follows:

Full Year 2010 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.19 to $2.35
Restructuring, net of tax	(0.04) to (0.03)
Reported guidance	$2.15 to $2.32

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.36 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2010	2009
Depreciation and amortization	$17.7	$15.0
Operating cash flow	$11.5	$(3.3)
Capital expenditures	$17.7	$24.2

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2010	As of December 31, 2009
Cash	$65.9	$83.1
Debt	$369.4	$379.6
Equity	$579.7	$579.1
Net Debt to Total Invested Capital †	34.4%	33.9%
Working Capital	$221.1	$226.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components, and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	deflation of selling prices under contracts requiring periodic price adjustments based on published cost-of-living or similar indices;

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying us for the cost of such claims;

•	credit risk on accounts receivable and certain prepayments made in the normal course of business; and

•	access to sufficient financial liquidity, particularly the re-financing of our revolving credit facility, which matures in February 2011.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with recent and planned upgrades to existing business systems;

•	the effects of a prolonged U.S. or global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•
significant losses on investments of pension plan assets relative to expected returns on those assets, and changes in market interest rates that are relevant to the measurement of pension plan obligations,  could further increase our pension expense and funding obligations in future periods;

•	the potential adverse impact on our business as a result of recently enacted federal healthcare reform legislation and any related regulations;

•	the potential for additional costs resulting from the enactment of significant climate-change legislation;

•	the potential for acquired businesses to perform below current expectations; and

other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.